Issuer Free Writing Prospectus dated December 4, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Registration Statement No. 333-281783
Relating to Preliminary Prospectus dated October 9, 2024

Park Ha Biological Technology Co., Ltd.

1,200,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Park Ha Biological Technology Co., Ltd. (the “Company”) and should be read together with the preliminary prospectus dated October 9, 2024 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-281783), which can be accessed through the following web link:

 https://www.sec.gov/Archives/edgar/data/1986247/000121390024086442/ea0204138-09.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the  prospectus if you request it by contacting Dawson James Securities, Inc. at (561) 391-5555.

Proposed Nasdaq Ticker: PHH Investor Presentation December 2024 Issuer Free Writing Prospectus dated December 4 , 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated October 9, 2024 Registration Statement No. 333 - 281783

Free Writing Prospectus Disclaimer This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Park Ha Biological Technology Co . , Ltd . (“we”, “us”, or “our”) and highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing in our Ordinary Shares and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (“the SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1986247 / 000121390024086442 /ea 0204138 - 09 . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the preliminary prospectus if you contact Dawson James Securities, Inc . at investmentbanking@dawsonjames . com or + 1 (561) 391 - 5555 , or D . Boral Capital LLC, at info@dboralcapital . com or + 1 (212) 970 - 5150 , or contact Park Ha Biological Technology Co . , Ltd . at ir@parkha . cn . 2 AI0 SZ1 AI2 AI3

Forward - Looking Statements This presentation contains forward - looking statements . All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . 3

Offering Summary Park Ha Biological Technology Co., Ltd. Issuer Ordinary Shares Securities Initial Public Offering Offering Type Nasdaq Capital Market: PHH Proposed Listing/Symbol 1,200,000 Ordinary Shares, excluding exercise of the over - allotment option, 1,380,000 Ordinary Shares, assuming full exercise of the over - allotment option Securities Offered • 25,000,000 Ordinary Shares before the offering • 26,200,000 Ordinary Shares after the offering; or 26,380,000 Ordinary Shares if the underwriters exercise the over - allotment option in full Shares Outstanding $4.00 to $6.00 per Ordinary Share Offering Price $6,000,000 assuming the offering price is $5.00 per Ordinary Share Gross Proceeds • approximately 50% for expanding the scale of our directly - owned stores in the PRC; • approximately 20% for purchasing existing product patents that we will use for developing our own products; • approximately 30% for acquiring some of our ingredients suppliers with the long term goal to reduce our cost of production; we have not identified a target as of the date of this prospectus. Use of Proceeds Dawson James Securities, Inc. and D. Boral Capital LLC Underwriters See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. 4 SZ0

Company Overview Provide cost - effective solutions to skin problems and improve the confidence of women in need of skin treatment We focus on developing private skincare label, direct skincare products sales and franchise alliances promotions. Our Highlights 2016 Established Nearly 200 P roducts 8 Registered Patents 20 Registered Trademarks 5 Registered Copyrights 1 Domain Name Our Goal Jiangsu Park Ha Biological Technology Co., Ltd. Shanghai Park Ha Industrial Development Co., Ltd. Wuxi Xinzhan Enterprise Management Consulting Co., Ltd. • • • Our Operating Subsidiaries 5 See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. SZ0

Corporate Structure


Xiaoqiu Holding Ltd
BVI
Changxin International
Limited Partnership
BVI
Other Existing Shareholders
Public Shareholders
Pre-IPO/Post IPO
76.2%/72.7%
10.0%/9.5%
13.8%/13.2%
0%/4.6%
Park Ha Biological Technology Co., Ltd.
(“Park Ha Cayman”)
Cayman Islands
100%
Park Ha Biological Technology (HK) Co., Ltd.
(“Park Ha HK”)
Hong Kong
100%
Park Ha Investment (Wuxi) Co., Ltd.
(“WFOE”)
PRC
100%
100%
100%
Jiangsu Park Ha Biological Technology Co., Ltd.
(“Park Ha Jiangsu”)
PRC
Wuxi Xinzhan Enterprise Management Consulting Co., Ltd.
(“Xinzhan”)
PRC
100%
Shanghai Park Ha Industrial Development Co., Ltd.
(“Park Ha Shanghai”)
PRC

See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Key Milestones 2016 2017 2019 2020 2022 Xinzhan incorporated Park Ha Shanghai incorporated First store launched Park Ha Jiangsu incorporated “Park Ha” brand started to establish official accounts on short - formed video platforms in China Park Ha Biological Technology Co., Ltd., incorporated 7 See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. SZ0

Business Overview

2 Directly Operated Stores*

5,000 customers

119.94 m²

11 employees

43 Franchisees Stores*

Located in 1/2/3-tier cities in
14 provinces & 1 municipality in China

Park Ha
Providing skincare and cosmetic products

Geni or **歌妮**
Sell products from the "Park Ha" brand and other third-party brands with our permission

Nationwide Coverage



Heilongjiang
Liaoning
Tianjin
Hebei
Shanxi
Shandong
Shaanxi
Henan
Jiangsu
Anhui
Sichuan
Zhejiang
Guizhou
Guangdong
Hainan
Directly & franchisees stores
Franchisees stores
Training center
R&D center
Suppliers

Note: *As of April 30, 2024
See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Company Products

"Park Ha" skincare products

- Collaborate with biological laboratories and supply chain systems
- Expand reach via franchise partnerships
- Transform technology and experience into cost-effective functional skincare
- Contract with third-party manufacturers ensuring quality control



Star Products

Little Blue Injection Serum


PARKHA

200 products across 18 series, covers almost all common categories in the skincare industry

- Basic skin physical protection
- Exfoliation
- Sebum film repair to surface microecological balance
- Anti-aging

See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Value - added Service Complimentary After - Sales Beauty Services • Offered in directly - operated stores and franchisees stores • Aimed at demonstrating effective product usage for best results • 30 - 45 minute complimentary sessions • Effective way to demonstrate how our products are used in order to deliver best results Light Beauty Experience P A R K H A 10 See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. AI0

Sales & Marketing

Online to reach a wider audience, attract and engage new customers

- E-commerce Strategies
- Digital Coupons
- Group-buying Deals

Online to Offline ("O2O") Model

to create an omnichannel seamless shopping experience

Offline to build a closer relationship with customers to enhance experience with our products

- A Prominent Product Trial Area
- Trained Aestheticians
- A Storage Area

Established Reputation

- High-quality products
- Long-term customer retention
- Attraction of new customers and franchisees

Industry Experience

- CEO & CTO: Over 10 years of experience
- Strong roles in customer outreach

Digital Strategy

- Online Communities: VR product trials, live online sales, and social app advertising
- Official Platform Accounts: Short-formed video (SFV) platforms including Douyin, RED, and WeChat Video
- Live Channel: Douyin live channel promotes through live streaming and broadcasting activities

See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Competitive Advantages

Innovative Social Marketing Model

- Established regional brand effect through local salon activities and internet promotions
- Organize virtual events via WeChat, connecting people interested in skincare
- Target potential customers through interest-based community activities
- Drive customer loyalty by building close ties through residential community events

Stable Supply Chain System

- Suppliers based in Guangzhou, Shanghai, Zhejiang Province, and Jiangsu Province
- Use ingredients from large international and national suppliers
- Functional and compatibility testing on raw materials
- Supplier visits and factory inspections to ensure accuracy and reliability of information provided by suppliers

Strong & Diversified Management Team

- Founders with expertise in beauty, fashion, retail, and the internet
- CEO & CTO each with over 10 years of experience in the industry
- Strong leadership and deep understanding of customer needs
- Focused on solving customer skincare problems with passion and commitment

See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

PARKHA® 朴荷
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Management Team Xiaoqiu Zhang Chief Executive Officer Chairperson of the Board of Directors  Ms . Zhang became CEO of Park Ha Cayman on July 5 , 2023 .  Ms . Zhang has served as the CEO of Xinzhan since March 2016 .  Ms . Zhang has over 10 years of business success, with a diverse knowledge of operations management and corporate governance .  She became a Director of Park Ha Cayman on October 11 , 2022 .  Ms . Zhang completed post - secondary education at Nanjing Political College in 2005 and graduated from Northeast University of Finance and Economics with a Bachelor’s Degree in Business Administration in October 2020 .  Ms . Zhang completed the senior general manager program at China Europe International Business School in November 2020 . Xiaoyan Zhu Chief Financial Officer  Ms . Zhu has served as CFO of Xinzhan since May 2016 and the CFO since July 2024 .  Ms . Zhu served as Accounting Supervisor of Wuxi Yongxin Material Company since 1998 to 2000 .  Ms . Zhu also served as the Chief Finance Officer of Wuxi Lantu Decoration Limited . since 2002 to 2006 .  Ms . Zhu was the Chief Technology Officer and an executive director in the Wuxi Qingcheng Beauty Salon from 2005 to 2012 .  Ms . Zhu received a technical college degree in Economics and Administration Management from Nanjing Political Science Institute of Politics in 2007 . Xinyu Li Chief Technology Officer  Ms . Li became Park Ha Cayman’s Chief Technology Officer in July 2024 .  Ms . Li has served as our Product Manager of Park Ha Shanghai since May 2021 .  Ms . Li served as a secretary in XI’AN LEAD Metrology Co . , Ltd from June 2005 to August 2006 .  Ms . Li worked in foreign trade in Shanghai Longxin Glassware Co . , Ltd from August 2006 to October 2007 .  Ms . Li worked as business section chief in Shanghai La Fantcy Cosmetics Co . , Ltd from November 2007 to June 2010 .  Ms . Li completed undergraduate coursework as an English major at Xi’an International Studies University in June 2006 . See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. 13 AI0 AI1

Board of Directors



Xiaoqiu Zhang

Chief Executive Officer
Chairperson of the Board of Directors

- Ms. Zhang became CEO of Park Ha Cayman on July 5, 2023.
- Ms. Zhang has served as the CEO of Xinzhan since March 2016.
- Ms. Zhang has over 10 years of business success, with a diverse knowledge of operations management and corporate governance.
- Ms. Zhang completed post-secondary education at Nanjing Political College in 2005 and graduated from Northeast University of Finance and Economics with a Bachelor's Degree in Business Administration in October 2020.



Li Wang

Director

- Ms. Wang has served as Director of Xinzhan since May 2018 and a Director of Park Ha Cayman since July 5, 2023.
- Ms. Wang worked as a commissioner from November 2005 to December 2008 in Wuxi Wuzhou International Home and Live Mall Co., Ltd.
- Ms. Wang served as a property consultant in WorldUnion Properties Consultancy Co., Ltd from March 2009 to February 2010.
- Ms. Wang has been pursuing a technical college degree in Law in Wuxi Taihu College since July 2021.



Yanan Shan

*Independent Director Nominee**

- Ms. Shan will be appointed as an independent director and will be the chairman of the audit committee and a member of the compensation committee and the nominating committee of our Company.
- Ms. Shan has over 18 years of experience in accounting.
- She has served as the Board Secretary and Chief Financial Officer at Wuxi AI-Top New Metal Material CO., Ltd (National Equities Exchange and Quotations, "the New Third Board": 872285) since January 2013.
- She completed post-secondary education in Accounting at Suzhou University in 2014.



Qixiong Sheng

*Independent Director Nominee**

- Mr. Sheng will be appointed as an independent director and will be the chairman of the compensation committee and a member of the audit committee and the nominating committee of Company.
- Mr. Sheng is a seasoned professional with 22 years of experience in the automotive industry.
- He co-currently holds the role of Regional Director for the Porsche Group, Southern Region, overseeing six companies in the Southern Region.
- He completed post-secondary education in Marketing at Shanghai Business School in 2002.



Xiaozhong Yu

*Independent Director Nominee**

- Mr. Yu will be appointed as an independent director and will be the chairman of the nominating committee and a member of the compensation committee and the audit committee of our Company.
- Mr. Yu has a wealth of experience in the legal industry as the Director of Beijing Tianchi Juntai (Wuxi) Law Firm.
- He also holds leadership roles in the Wuxi Lawyers' Association.
- Mr. Yu obtained a bachelor's degree in Law from Jiangnan University in 2002.

Note: * The appointment of each independent director nominee will become effective upon the SEC's declaration of effectiveness of the registration statement.
See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Growth Strategies

Strengthening the Development of Own Products

Expand our partnership with scientific research institutions to develop new skincare raw materials and products, and expand the scope of services to existing customers and acquire new customers by continually making significant investments in R&D.

Intensifying Training Practice

Open vocational training schools to provide professional training to our franchisee staff and to set up an internal traininginstitute on beauty treatment to advance existing talents at the headquarters.

Enhance Social Media-based Sales and Marketing Capabilities

Continue to seek to improve brand awareness by using social media platforms, such as Douyin, RED and WeChat video, to promote our brand and attract potential future customers and franchisees.

Improving Supply Chain Capacity

Partner with additional third-party manufacturers to increase production and shorten the wait time. We also plan to establish partnerships with third-party warehouse and distribution centers to support our businesses.

Seeking Strategic Investment, Acquisition and other Cooperation

Evaluate and selectively seek strategic alliances, investment and acquisition opportunities in the beauty industry across China to lower production cost and increase future profit margin.

See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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17% 34% 49% Financial Highlights Revenue Breakdown FY2022 Audited FY2023 Audited Products sales – Non - franchisees Product sales – Franchisees Franchise fees 1.92 2.46 FY2022 Audited FY2023 Audited Revenue US$ Million Fiscal years ended October 31, 2023 vs. 2022 12% 14% 74% See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. 16 Gd0

Financial Highlights Revenue Breakdown 1.37 0.85 1H 2023 Unaudited 1H 2024 Unaudited Revenue US$ Million 1H 2023 Unaudited 1H 2024 Unaudited Products sales – Non - franchisees Product sales – Franchisees Franchise fees Reasons for revenue decreases from 1H2023 to 1H2024 are primarily attributable to the decrease in franchise fees  9% 7% 84% 19% 16% 65% Six months ended April 30, 2024 vs. 2023 See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. 17

1.41 2.15 FY2022 Audited FY2023 Audited Financial Highlights US$ Million Gross Profit and Gross Profit Margin US$ Million 0.19 0.85 FY2022 Audited FY2023 Audited Net Income 87% 73% See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. Gross Margin % 18 Fiscal years ended October 31, 2023 vs. 2022 SZ0

1.25 0.75 1H 2023 Unaudited 1H 2024 Unaudited Financial Highlights US$ Million Gross Profit and Gross Profit Margin US$ Million 0.50 0.05 1H 2023 Unaudited 1H 2024 Unaudited Net Income 91% 88% 19 See offering documents for risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investmen ts may be speculative, illiquid and there is a risk of loss. Gross Margin % Six months ended April 30, 2024 vs. 2023 SZ0

Contact Underwriter: Dawson James Securities, Inc . Email: investmentbanking@dawsonjames.com Tel : +1 (561) 391 - 5555 Address : 101 N. Federal Highway Suite 600 Boca Raton, Florida 33432 Underwriter: D. Boral Capital LLC Email : info@dboralcapital.com Tel : +1 (212) 970 - 5150 Address: 590 Madison Ave 39 th Floor, New York, NY 10022 Issuer: Park Ha Biological Technology Co., Ltd. Email : ir@parkha.cn Tel : +86 400 012 7562 Address : 901 & 901 - 2, Building C Phase 2, Wuxi International Life Science Innovation Campus 196 Jinghui East Road Xinwu District, Wuxi, Jiangsu Province People’s Republic of China 214000 20 AI0 AI1